Exhibit 99

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

March 28, 2002

Ladies and Gentlemen:

This will confirm that Kerr-McGee Corporation has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the consolidated financial statements of Kerr-McGee Corporation and subsidiaries as of December 31, 2001, and for the year then ended and have issued a report thereon dated February 22, 2002. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliation of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

(John M. Rauh)
John M. Rauh
Vice President and Controller